Filed pursuant to Rule 424(b)(3)
Registration No. 333-257496
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated July 9, 2021)
Proterra Inc
168,719,124 Shares of Common Stock
7,550,000 Warrants to Purchase Shares of Common Stock
50,366,550 Shares of Common Stock Underlying Warrants and Convertible Notes
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This prospectus supplement supplements the prospectus dated July 9, 2021, as supplemented by Prospectus Supplement No. 1, dated August 11, 2021, and Prospectus Supplement No. 2, dated August 13, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257496). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.02 from our current report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2021 (the “Current Report”). Accordingly, we have attached the information contained in Item 5.02 from the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 168,719,124 shares of common stock, par value $0.0001 per share (“common stock”), consisting of (i) up to 41,500,000 shares of common stock issued in a private placement pursuant to subscription agreements entered into on January 11, 2021; (ii) up to 6,797,072 shares of common stock issued in connection with the consummation of the Business Combination (as defined in the Prospectus), in exchange for shares of our Class B ordinary shares originally issued in a private placement to ArcLight CTC Holdings, L.P. (the “Sponsor”); (iii) up to 112,872,052 shares of common stock issued or issuable to certain former stockholders and other security holders of Proterra (the “Proterra Holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 60,006,701 shares of common stock; (b) up to 25,437,033 shares of common stock (the “Note Shares”) issuable upon the conversion of outstanding convertible promissory notes (the “Convertible Notes”); (c) up to 3,504,523 shares of common stock issuable upon the exercise of certain warrants (the “Proterra warrants”); (d) 11,111,287 shares of common stock issuable upon the exercise of certain equity awards; and (e) up to 12,895,129 shares of common stock that certain Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions; and (iv) up to 7,550,000 shares of common stock issuable upon the exercise of the private placement warrants (as defined below); and (B) up to 7,550,000 warrants (the “private placement warrants”) issued in connection with the consummation of the Business Combination, in exchange for warrants originally issued in a private placement to the Sponsor.
In addition, the Prospectus and this prospectus supplement relate to the offer and sale of up to 13,874,994 shares of common stock that are issuable by us upon the exercise of 13,874,994 warrants (the “public warrants”) that were previously registered. Additionally, the Prospectus and this prospectus supplement relates to the offer and sale of (i) up to 3,504,523 shares of common stock issuable by us upon exercise of the Proterra warrants that were previously registered, (ii) up to 7,550,000 shares of common stock issuable by us upon exercise of the private placement warrants that were previously registered, and (iii) up to 25,437,033 Note Shares issuable by us upon conversion of the Convertible Notes, certain of which were previously registered.
Our common stock and public warrants are listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbols “PTRA” and “PTRAW,” respectively. On September 7, 2021, the last reported sales price of our common stock was $10.32 per share and the last reported sales price of our public warrants was $2.8040 per warrant.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 7, 2021

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
(c)    As previously disclosed, effective September 1, 2021, Joshua P. Ensign was appointed as the President of Proterra Transit, a business unit of Proterra Inc. The information regarding Mr. Ensign contained in Item 5.02(c) of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2021, is incorporated herein by this reference. In connection with his appointment to President of Proterra Transit, effective September 1, 2021, Mr. Ensign's base salary was increased from $375,000 to $400,000, and his annual bonus opportunity was increased from 50% to 75% of base salary.